Exhibit 10.21

September 30, 2020

Dear Terry:

This letter agreement (this “Agreement”) amends and restates the terms of your employment offer letter with McAfee, LLC dated September 25, 2018 (the “Original Agreement”), and becomes effective (the “Effective Time”) as of immediately prior to the consummation of the initial public offering (the “IPO”) of Class A common stock of McAfee Corp. (“McAfee Corp.”). If the IPO is not consummated on or before March 31, 2021, this Agreement shall be null and void and of no force or effect. To confirm your acceptance of this Agreement, please review this Agreement and countersign where indicated below.

As of and following the Effective Time, you will remain employed by McAfee, LLC (“McAfee” or the “Company”) according to the terms and conditions of employment in this Agreement.

Position. Your position will continue to be Executive Vice President, Consumer Business Group, reporting to the Chief Executive Officer of McAfee. Your work location will be San Jose, CA.

Base Salary. As part of a competitive compensation package, your annual base pay will be $650,000.

Annual Incentive Program. Your annual target for the annual incentive bonus program will be 115.39% of your annual base salary (i.e., $750,000 based on your current annual base salary). Your annual bonus, if any, is anticipated to be paid out annually for the prior fiscal year (but in no event shall any actual bonus be paid later than 2 1⁄2 months following the end of the fiscal year for which such compensation is earned) based upon McAfee’s financial performance, as well as achievement of specified operational and/or individual goals and your continued employment with McAfee through the date of payment of the annual bonus, in each case, subject to the terms of the corporate bonus plan (as in effect from time to time). Actual bonus awards may pay below or above your annual target opportunity, including a zero payout, based on your and McAfee’s achievement of the applicable performance goals or objectives.

Long-Term Incentive Plan. You will continue to be eligible to receive equity and equity-based awards in the discretion of the Board of Directors of McAfee Corp. (the “Board”) or its Compensation Committee on such terms and conditions as are determined by the Board or such committee.

Comprehensive Benefits. You will continue to be eligible for our 401(k), our health benefits, dental, vision, disability and life insurance. In addition, we offer flexible work arrangements (for some roles), holidays and vacation pay, education reimbursement (with manager approval), and volunteer opportunities. Each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program, subject to the terms of the applicable plan or program.

Company Policies. As a Company employee, you agree to abide by the rules and policies of the Company, McAfee Corp. and their affiliates which may change from time to time in accordance with applicable laws. Such policies may include, without limitation, equity ownership requirements, clawback policies, insider trading policies and policies regarding hedging or pledging of securities.

At Will Employment. Your employment at McAfee is “at will,” which means that both McAfee and you have the right to end your employment at any time, with or without advance notice, and with or without cause.

Entire Agreement. We intend this Agreement to capture completely all the terms of your employment offer with respect to the subject matter hereof and, as of the Effective Time, this Agreement supersedes your Original Agreement and all other prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written; provided that this Agreement will not supersede the letter agreement regarding severance by and among you, McAfee Corp. and McAfee to be dated in or about October 2020 (including all exhibits thereto), all your equity award agreements in effect prior to the Effective Time, any arbitration agreement with McAfee or any of its affiliates, any effective assignment of any invention or other intellectual property to McAfee or any of its affiliates or any other confidentiality, non-competition, non-solicitation of employees, independent contractors or like obligations. Nothing in this Agreement or any other agreement with the Company limits, restricts or in any other way affects you communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires you to provide notice the Company with notice of the same. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding.

If you have any questions, please email or call me.

Sincerely,

/s/ Chatelle Lynch
Chatelle Lynch
SVP, Chief People Officer

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I understand, accept and agree to the terms of this Agreement.

/s/ Terry Hicks
Terry Hicks

[Signature Page to Offer Letter]